                                                                  EXHIBIT 11.2

                         LANDSTAR SYSTEM, INC. AND SUBSIDIARY
                       CALCULATION OF DILUTED EARNINGS PER SHARE
                       (In thousands, except per share amounts)
                                       (Unaudited)
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


                                                            Thirteen
                                                           Weeks Ended
                                                  ---------------------------
                                                     March 30,      March 31,
                                                          2002           2001
                                                  ------------   ------------

Net income                                        $      8,514   $      8,354
                                                  ============   ============

Average number of common shares
    outstanding                                          8,097          8,512

  Plus: Incremental shares from
    assumed exercise of stock
    options                                                267            218
                                                  ------------   ------------
Average number of common shares
    and common share equivalents
    outstanding                                          8,364          8,730
                                                  ============   ============

Diluted earnings per share                        $       1.02   $       0.96
                                                  ============   ============
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